Exhibit 99.1

Media Relations: Mark Petrarca 414-359-4100 mpetrarca@aosmith.com	Investor Relations: Helen Gurholt 414-359-4157 hgurholt@aosmith.com
FOR IMMEDIATE RELEASE
January 30, 2024

A. O. Smith Reports Record Sales and Earnings in 2023 and
Introduces 2024 Guidance
2023 Highlights
(Comparisons are year-over-year (“YoY”), unless otherwise noted)
•Record sales of $3.9 billion, an increase of 3% primarily driven by higher water heater volumes
•Record net earnings of $556.6 million and record earnings per share (EPS) of $3.69 driven by higher volumes and improved operating margin in North America
•Adjusted earnings of $574.8 million resulted in adjusted EPS of $3.81, an increase of 21%
•Strong operating cash flow and free cash flow of $670 million and $598 million, respectively, and free cash flow conversion of 107%
•2024 Outlook:
◦Sales increase of 3% to 5%
◦EPS of between $3.90 and $4.15
Milwaukee, Wis.— Global water technology company A. O. Smith Corporation (“the Company”) (NYSE: AOS) today announced its full year and fourth quarter 2023 results.
Key Financial Metrics
Full Year
(in millions, except per share amounts)

	2023	2022	% Change YoY
Net sales	$3,853	$3,754	3%
Net earnings	$556.6	$235.7	136%
Adjusted earnings	$574.8[1]	$488.7[2]	18%
Diluted earnings per share	$3.69	$1.51	144%
Adjusted earnings per share	$3.81[1]	$3.14[2]	21%
1Excludes restructuring and impairment expenses and pension settlement (income) expense. See accompanying GAAP to Non-GAAP reconciliations
2Excludes pension settlement expense, legal judgment income, terminated acquisition-related expenses and non-operating pension expense. See accompanying GAAP to Non-GAAP reconciliations

Fourth Quarter
(in millions, except per share amounts)

	Q4 2023	Q4 2022	% Change YoY
Net sales	$988.1	$936.1	6%
Net earnings (loss)	$137.3	$(120.1)	214%
Adjusted earnings	$144.4[3]	$131.6[4]	10%
Diluted earnings (loss) per share	$0.92	$(0.78)	218%
Adjusted earnings per share	$0.97[3]	$0.86[4]	13%
3Excludes restructuring and impairment expenses and pension settlement expense. See accompanying GAAP to Non-GAAP reconciliations
4Excludes pension settlement expense and non-operating pension expense. See accompanying GAAP to Non-GAAP reconciliations
“For a third consecutive year, A. O. Smith delivered record sales in 2023, led by resilient North America water heater demand. We achieved sales growth in China of 4% in local currency despite continued challenges in the Chinese economy,” noted Kevin J. Wheeler, chairman and chief executive officer. “I am pleased with our global team’s outstanding performance across all aspects of our business, as they continue to operate our facilities at a higher level of efficiency, take care of our customers, and launch new and exciting products that deliver value.”
Segment-level Performance
North America
Full Year 2023
2023 sales of $2,922.9 million improved 4% over 2022, primarily driven by strong demand for water heater products, which was partially offset by lower boiler volumes and pricing.
Segment earnings were $726.7 million and segment margin was 24.9% in 2023 compared to segment earnings of $266.0 million and segment margin of 9.4% in 2022. The significant year-over-year increases in segment earnings and segment margin were primarily due to a 2022 pre-tax non-cash pension settlement expense of $346.8 million. 2023 adjusted segment earnings were $726.0 million and adjusted segment margin was 24.8%. 2022 adjusted segment earnings and adjusted segment margin were $611.0 million and 21.7%, respectively. The higher adjusted segment earnings and adjusted segment margin in 2023 compared to 2022 were primarily driven by higher water heater volumes and lower material costs that were partially offset by higher selling, general and administrative expenses.
Fourth Quarter 2023
Fourth quarter sales of $738.0 million increased 7% compared to fourth quarter sales in the prior year as higher water heater volumes were partially offset by lower boiler sales.
Segment earnings were $169.0 million and segment margin was 22.9% in 2023 compared to segment losses of $187.5 million and segment margin of -27.1% in 2022. The significant year-over-year increases in segment earnings and segment margin were primarily due to a 2022 pre-tax non-cash pension settlement expense of $346.8 million. Fourth quarter 2023 adjusted segment earnings were $173.3 million and adjusted segment margin was 23.5%, compared to adjusted segment earnings of $161.2 million and adjusted segment margin of 23.3% in 2022. The year-over-year increase in adjusted segment earnings and adjusted segment margin was primarily due to higher water heater volumes.

Rest of World
Full Year 2023
Rest of World sales of $956.9 million decreased 1% year-over-year, including an unfavorable currency translation impact of $44 million primarily related to sales in China. In local currency, segment sales increased by approximately 4% year-over-year. The increase in local currency sales in 2023 was primarily driven by higher volumes in China, particularly of water treatment products and recently introduced kitchen products. Sales in India increased 15% in local currency in 2023 due to strong demand for water heater and water treatment products.
Segment earnings were $83.4 million and segment margin was 8.7% in 2023 compared to segment earnings of $96.3 million and segment margin of 10.0% in the prior year. 2023 adjusted segment earnings and adjusted segment margin were $99.1 million and 10.4%, respectively. The higher adjusted segment earnings and adjusted segment margin in 2023 compared to 2022 were primarily driven by higher sales in China.
Fourth Quarter 2023
Rest of World sales of $260.2 million increased 4% year-over-year, including an unfavorable currency translation impact of approximately $3 million related to sales in China. The increase in sales in the fourth quarter of 2023 was primarily driven by sales of recently introduced products in China. Sales in India increased 11% in local currency.
Segment earnings were $26.6 million and segment margin was 10.2% in the fourth quarter of 2023, compared to segment earnings of $31.6 million and segment margin of 12.7% in the same period of 2022. Adjusted segment earnings and adjusted segment margin were $29.8 million and 11.5%, respectively, in the fourth quarter of 2023. The lower adjusted segment earnings and adjusted segment margin compared to the prior year were primarily due to promotions and advertising supporting the launch of new kitchen products in China.

Balance Sheet, Liquidity and Capital Allocation
As of December 31, 2023, cash and marketable securities balances totaled $363.4 million and debt totaled $127.3 million, resulting in a leverage ratio of 6.5% as measured by total debt-to-total capitalization.
Cash provided by operations was $670.3 million and free cash flow was $597.7 million in 2023, representing year-over-year increases of 71% and 86%, respectively, primarily driven by higher earnings and lower working capital.
As part of its commitment to return capital to shareholders, the Company repurchased 4.4 million shares at a cost of $306.5 million in 2023. As of December 31, 2023, authority remained to repurchase approximately 3.5 million additional shares. In January 2024, the Company’s board of directors increased the number of shares authorized for repurchase by an additional 2 million shares. The Company expects to spend $300 million repurchasing shares in 2024.
On January 16, 2024, the Company’s board of directors approved a $0.32 per share dividend for shareholders of record on January 31, payable on February 15, marking 84 consecutive years of dividend payments.
Outlook
2024 Outlook
(in millions except per share amounts)

	2023	2024 Outlook
	Actual	Low End	High End
Net sales	$3,853	$3,970	$4,050
Diluted earnings per share	$3.69	$3.90	$4.15
Adjusted earnings per share	$3.81[5]	$3.90	$4.15
5Excludes restructuring and impairment expenses. See accompanying GAAP to Non-GAAP reconciliations
“2023 was a very successful year with record financial results and our 2024 outlook projects growth in both sales and earnings. In North America, we enter 2024 with optimism for continued end-market demand in water heating and a rebound in boiler and water treatment volumes after 2023 corrections in end-market inventories. In our Rest of the World segment, we see overall growth with stability in China as the economy continues to work through its challenges as well as continued mid-teens growth in India. Our outlook for 2024 projects our sales to increase between 3% and 5% year-over-year. We expect our full-year EPS to be between $3.90 and $4.15, a 6% year-over-year increase at the mid-point,” stated Wheeler.
“We believe our strong balance sheet and free cash flow continue to provide us the liquidity to focus on our capital allocation priorities of organic growth, acquisitions, dividends and share repurchases, which we believe will enable us to execute our strategy to invest and grow profitably.”
The Company’s guidance excludes the potential impacts from future acquisitions.
A. O. Smith will host a webcasted conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard live on the Company’s website. An audio replay of the call will be available on the Company’s website after the live event. To access the archived audio replay, go to the “Investors” page and select the Fourth Quarter 2023 Earnings Call link.
To provide improved transparency into the operating results of its business, the Company is providing non-GAAP measures. Free cash flow is defined as cash provided by operations less capital expenditures. Adjusted earnings, adjusted EPS, adjusted segment earnings and adjusted corporate expenses exclude the impact of impairment charges, pension settlement income and expenses, as well as legal judgment income, expenses associated with terminated acquisition costs and non-operating pension expenses. Reconciliations from GAAP measures to non-GAAP measures are provided in the financial information included in this news release.
Forward-looking Statements
This release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance,” “outlook” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: softening in U.S. residential water heater demand; negative impacts to the Company, particularly the demand for its products, resulting from global inflationary pressures or a potential recession in one or more of the markets in which the Company participates; the Company’s ability to continue to obtain commodities, components, parts and accessories on a timely basis through its supply chain and at expected costs; negative impacts to demand for the Company’s products, particularly commercial products, as a result of changes in commercial property usage that followed the COVID-19 pandemic; further weakening in U.S. residential or commercial construction or instability in the Company’s replacement markets; inability of the Company to implement or maintain pricing actions; inconsistent recovery of the Chinese economy or a further decline in the growth rate of consumer spending or housing sales in China; negative impact to the Company’s businesses from international tariffs, trade disputes and geopolitical differences, including the conflicts in Ukraine, the Middle East and attacks on commercial shipping vessels in the Red Sea; potential further weakening in the high-efficiency gas boiler segment in the U.S.; substantial defaults in payment by, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; foreign currency fluctuations; the Company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the Company’s businesses, including new technologies and new competitors; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; the inability to respond to secular trends toward decarbonization and energy efficiency; and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this news release are made only as of the date of this release, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the Company, or persons acting on its behalf, are qualified entirely by these cautionary statements.
About A. O. Smith
Celebrating its 150th year of business, A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as water treatment products. For more information, visit www.aosmith.com.
SOURCE: A. O. Smith Corporation
###

A. O. SMITH CORPORATION
Statement of Earnings (Losses)
(condensed consolidated financial statements -
dollars in millions, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)		(unaudited)
	2023	2022	2023	2022
Net sales	$988.1	$936.1	$3,852.8	$3,753.9
Cost of products sold	618.3	587.5	2,368.0	2,424.3
Gross profit	369.8	348.6	1,484.8	1,329.6
Selling, general and administrative expenses	185.0	168.9	727.4	670.9
Restructuring and impairment expenses	3.2	—	18.8	—
Interest expense	1.1	3.4	12.0	9.4
Other expense (income)(1)	3.6	419.2	(6.9)	425.6
Earnings (losses) before provision for income taxes	176.9	(242.9)	733.5	223.7
Provision for (benefit from) income taxes(2)	39.6	(122.8)	176.9	(12.0)
Net earnings (losses)	$137.3	$(120.1)	$556.6	$235.7
Diluted earnings (losses) per share of common stock(3)	$0.92	$(0.78)	$3.69	$1.51
Average common shares outstanding (000’s omitted)	149,436	153,158	151,016	155,779
(1) Other expense (income) includes pension settlement expense of $417.3 million in the three and twelve months ended December 31, 2022.
(2) Provision for (benefit from) income taxes includes a benefit of ($167.7) million in the three and twelve months ended December 31, 2022, related to the pension settlement expense.
(3) Earnings per share amounts are calculated discretely and, therefore, may not add up to the total due to rounding.

A. O. SMITH CORPORATION
Balance Sheet
(dollars in millions)

	(Unaudited) December 31, 2023	December 31, 2022
ASSETS:
Cash and cash equivalents	$339.9	$391.2
Marketable securities	23.5	90.6
Receivables	596.0	581.2
Inventories	497.4	516.4
Other current assets	43.5	54.3
Total Current Assets	1,500.3	1,633.7
Net property, plant and equipment	597.5	590.7
Goodwill and other intangibles	970.1	967.6
Operating lease assets	37.3	29.8
Other assets	108.7	110.5
Total Assets	$3,213.9	$3,332.3
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$600.4	$625.8
Accrued payroll and benefits	92.2	75.7
Accrued liabilities	177.4	159.1
Product warranties	65.3	63.6
Debt due within one year	10.0	10.0
Total Current Liabilities	945.3	934.2
Long-term debt	117.3	334.5
Pension liabilities	10.5	9.9
Operating lease liabilities	27.9	22.4
Other liabilities	268.5	283.6
Stockholders’ equity	1,844.4	1,747.7
Total Liabilities and Stockholders’ Equity	$3,213.9	$3,332.3

A. O. SMITH CORPORATION
Statement of Cash Flows
(dollars in millions)

	Twelve Months Ended December 31,
	(unaudited)
	2023	2022
Operating Activities
Net earnings	$556.6	$235.7
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	78.3	76.9
Stock based compensation expense	11.5	11.1
Non-cash impairment	15.6	—
Pension settlement (income) expense	(0.9)	417.3
Pension settlement non-cash taxes	0.2	(167.7)
Net changes in operating assets and liabilities:
Current assets and liabilities	20.0	(194.1)
Noncurrent assets and liabilities	(11.0)	12.2
Cash Provided by Operating Activities	670.3	391.4
Investing Activities
Capital expenditures	(72.6)	(70.3)
Acquisitions	(16.8)	(8.0)
Investment in marketable securities	(63.1)	(91.6)
Net proceeds from sale of marketable securities	128.4	178.0
Cash (Used in) Provided by Investing Activities	(24.1)	8.1
Financing Activities
Long-term debt (repaid) incurred	(218.1)	150.6
Common stock repurchases	(306.5)	(403.5)
Net proceeds (payments) from stock option activity	23.4	(0.7)
Dividends paid	(183.5)	(177.2)
Cash Used In Financing Activities	(684.7)	(430.8)
Effect of exchange rate changes on cash and cash equivalents	(12.8)	(20.8)
Net decrease in cash and cash equivalents	(51.3)	(52.1)
Cash and cash equivalents - beginning of period	391.2	443.3
Cash and Cash Equivalents - End of Period	$339.9	$391.2

A. O. SMITH CORPORATION
Business Segments
(dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)		(unaudited)
	2023	2022	2023	2022
Net sales
North America	$738.0	$692.0	$2,922.9	$2,819.1
Rest of World	260.2	249.7	956.9	965.8
Inter-segment sales	(10.1)	(5.6)	(27.0)	(31.0)
	$988.1	$936.1	$3,852.8	$3,753.9
Earnings (losses)
North America (1)	$169.0	$(187.5)	$726.7	$266.0
Rest of World (2)	26.6	31.6	83.4	96.3
Inter-segment earnings elimination	(0.5)	(0.2)	(0.5)	(0.3)
	195.1	(156.1)	809.6	362.0
Corporate expense (3)	(17.1)	(83.4)	(64.1)	(128.9)
Interest expense	(1.1)	(3.4)	(12.0)	(9.4)
Earnings (losses) before income taxes	176.9	(242.9)	733.5	223.7
Provision for (benefit from) income taxes(4)	39.6	(122.8)	176.9	(12.0)
Net earnings (losses)	$137.3	$(120.1)	$556.6	$235.7

Additional Information
(1) North America
includes pension settlement expense (income) of:	$4.3	$346.8	$(0.7)	$346.8
includes pension expense of:	—	1.9	—	9.7
includes legal judgment income of:	—	—	—	(11.5)
(2) Rest of World
includes restructuring and impairment expense of:	3.2	—	15.7	—
(3) Corporate expense
includes terminated acquisition-related expenses of:	—	—	—	4.3
includes pension settlement expense (income) of:	0.8	70.5	(0.2)	70.5
includes impairment expense of:	—	—	3.1	—
includes pension expense of:	—	0.9	—	2.0
(4) Provision for (benefit from) income taxes includes a benefit of ($167.7) million in the three and twelve months ended December 31, 2022, related to the pension settlement expense.

A. O. SMITH CORPORATION
Adjusted Earnings and Adjusted Earnings Per Share
(dollars in millions, except per share data)
(unaudited)
The following is a reconciliation of net earnings (loss) and diluted earnings (loss) per share to adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net Earnings (Loss) (GAAP)	$137.3	$(120.1)	$556.6	$235.7
Restructuring and impairment expenses, before tax	3.2	—	18.8	—
Pension settlement expense (income), before tax	5.1	417.3	(0.9)	417.3
Pension expense, before tax	—	2.8	—	11.7
Legal judgment income, before tax	—	—	—	(11.5)
Terminated acquisition-related expenses, before tax	—	—	—	4.3
Tax effect on above items	(1.2)	(168.4)	0.3	(168.8)
Adjusted Earnings (non-GAAP)	$144.4	$131.6	$574.8	$488.7

Diluted Earnings (Loss) Per Share (GAAP)(1)	$0.92	$(0.78)	$3.69	$1.51
Restructuring and impairment expenses, per diluted share, before tax	0.02	—	0.12	—
Pension settlement expense (income) per diluted share, before tax	0.04	2.72	—	2.68
Pension expense per diluted share, before tax	—	0.02	—	0.08
Legal judgment income per diluted share, before tax	—	—	—	(0.07)
Terminated acquisition-related expenses per diluted share, before tax	—	—	—	0.03
Tax effect on above items per diluted share	(0.01)	(1.10)	—	(1.09)
Adjusted Earnings Per Share (non-GAAP)(1)	$0.97	$0.86	$3.81	$3.14
(1) Earnings (loss) per share amounts are calculated discretely and, therefore, may not add up to the total due to rounding.

A. O. SMITH CORPORATION
Adjusted Segment Earnings
(dollars in millions)
(unaudited)
The following is a reconciliation of reported earnings (loss) before provision for income taxes to total segment earnings (non-GAAP) and adjusted segment earnings (non-GAAP):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Earnings (Loss) Before Provision for Income Taxes (GAAP)	$176.9	$(242.9)	$733.5	$223.7
Add: Corporate expense(1)	17.1	83.4	64.1	128.9
Add: Interest expense	1.1	3.4	12.0	9.4
Total Segment Earnings (Loss) (non-GAAP)	$195.1	$(156.1)	$809.6	$362.0

North America(2)	$169.0	$(187.5)	$726.7	$266.0
Rest of World(3)	26.6	31.6	83.4	96.3
Inter-segment earnings elimination	(0.5)	(0.2)	(0.5)	(0.3)
Total Segment Earnings (Loss) (non-GAAP)	$195.1	$(156.1)	$809.6	$362.0

Additional Information
(1)Corporate expense	$(17.1)	$(83.4)	$(64.1)	$(128.9)
Pension settlement expense (income), before tax	0.8	70.5	(0.2)	70.5
Impairment expense, before tax	—	—	3.1	—
Pension expense, before tax	—	0.9	—	2.0
Terminated acquisition-related expenses, before tax	—	—	—	4.3
Adjusted Corporate expense (non-GAAP)	$(16.3)	$(12.0)	$(61.2)	$(52.1)

(2)North America	$169.0	$(187.5)	$726.7	$266.0
Pension settlement expense (income), before tax	4.3	346.8	(0.7)	346.8
Pension expense, before tax	—	1.9	—	9.7
Legal judgment income, before tax	—	—	—	(11.5)
Adjusted North America (non-GAAP)	$173.3	$161.2	$726.0	$611.0

(3)Rest of World	$26.6	$31.6	$83.4	$96.3
Restructuring and impairment expenses, before tax	3.2	—	15.7	—
Adjusted Rest of World (non-GAAP)	$29.8	$31.6	$99.1	$96.3

A. O. SMITH CORPORATION
Free Cash Flow
(dollars in millions)
(unaudited)

The following is a reconciliation of reported cash flow from operating activities to free cash flow (non-GAAP):

	Twelve Months Ended December 31,
	2023	2022
Cash provided by operating activities (GAAP)	$670.3	$391.4
Less: Capital expenditures	(72.6)	(70.3)
Free cash flow (non-GAAP)	$597.7	$321.1

A. O. SMITH CORPORATION
2024 EPS Guidance and 2023 Adjusted EPS
(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2024 Guidance	2023
Diluted EPS (GAAP)	$3.90 - 4.15	$3.69
Restructuring and impairment expenses	—	0.12	(1)
Adjusted EPS (non-GAAP)	$3.90 - 4.15	$3.81
(1) Includes pre-tax restructuring and impairment expenses of $15.7 million and $3.1 million, within the Rest of World segment and Corporate expenses, respectively.